THIRD SUPPLEMENTAL INDENTURE
THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 28, 2024, among Enerplus Corporation, an Alberta corporation (“Enerplus”), Spark Acquisition ULC, an Alberta unlimited liability company (“Spark Acquisition”), Enerplus Energy Ltd., an Alberta corporation (“Enerplus Energy”), Enerplus Resources U.S. Inc., a Delaware corporation (“Enerplus Resources U.S.”), Enerplus Resources (USA) Corporation, a Delaware corporation (“Enerplus Resources (USA)”, Enerplus USA 2006 Acquisition Inc., a Delaware corporation (“Enerplus USA 2006”), Enerplus Williston I, LLC, a Delaware limited liability company (“Enerplus Williston I”), Enerplus Williston II, LLC, a Delaware limited liability company (“Enerplus Williston II”), and Spark Canadian Holdings Inc., a Delaware corporation (“Spark Canadian Holdings”, and, together with Enerplus, Spark Acquisition, Enerplus Energy, Enerplus Resources U.S., Enerplus Resources (USA), Enerplus USA 2006, Enerplus Williston I and Enerplus Williston II, the “Guaranteeing Subsidiaries”), the other Guarantors (as defined in the Indenture referred to herein) and Regions Bank, as trustee under the Indenture referred to below (the “Trustee”). Each Guaranteeing Subsidiary is an indirect wholly owned subsidiary of Chord Energy Corporation (f/k/a Oasis Petroleum Inc.), a Delaware corporation (the “Company”).
W I T N E S S E T H
WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as amended and supplemented to the date hereof, the “Indenture”), dated as of June 9, 2021 providing for the issuance of 6.375% Senior Notes due 2026 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiaries, the Trustee and the other parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.CAPITALIZED TERMS. Capitalized terms used herein without definitions shall have the meanings assigned to them in the Indenture.
2.AGREEMENT TO GUARANTEE. Subject to Article 10 of the Indenture, the Guaranteeing Subsidiaries, jointly and severally with the other Guarantors, unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, that: (1) the principal of, premium on, if any, and interest, if any, on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest, if any, on, the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee under the Indenture or the Notes will be promptly paid in full or performed, all in accordance with the terms of the Indenture and the Notes; and (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.
4.    NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
5.    NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
6.    COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Supplemental Indenture or any document to be signed in connection with this Supplemental Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
7.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.
8.    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

COMPANY:

CHORD ENERGY CORPORATION (F/K/A OASIS PETROLEUM INC.)

By:    /s/ Richard N. Robuck
    Name: Richard N. Robuck
Title: EVP and Chief Executive Officer

    EXISTING GUARANTORS:

OASIS PETROLEUM LLC
OASIS PETROLEUM MARKETING LLC
OASIS PETROLEUM NORTH AMERICA LLC
OASIS WELL SERVICES LLC
OMS HOLDINGS LLC
OASIS INVESTMENT HOLDINGS LLC
WHITING HOLDINGS LLC
WHITING OIL AND GAS CORPORATION

By:    /s/ Richard N. Robuck
    Name: Richard N. Robuck
Title: EVP and Chief Executive Officer

GUARANTEEING SUBSIDIARIES:
ENERPLUS CORPORATION
SPARK ACQUISITION ULC
ENERPLUS ENERGY LTD.
ENERPLUS RESOURCES U.S. INC.
ENERPLUS RESOURCES (USA) CORPORATION
ENERPLUS USA 2006 ACQUISITION INC.
ENERPLUS WILLISTON I, LLC
ENERPLUS WILLISTON II, LLC
SPARK CANADIAN HOLDINGS INC.

By:    /s/ Richard N. Robuck
    Name: Richard N. Robuck
Title: EVP and Chief Executive Officer
Signature Page to Supplemental Indenture

TRUSTEE:

REGIONS BANK,
as Trustee

By:    /s/ Moses Ballenger
    Name: Moses Ballenger
    Title: Vice President

Signature Page to Supplemental Indenture